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                                                                    EXHIBIT 99.1

                                 March 29, 2002


         Securities and Exchange Commission

         Judiciary Plaza

         450 Fifth Street, N.W.

         Washington, DC 20549

         Re:   Arthur Andersen LLP



         Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X adopted by the Securities and Exchange Commission, Arthur Andersen LLP has represented to us the following regarding the audit of our consolidated balance sheets as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001:

     The audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; that there was appropriate continuity of Arthur Andersen personnel working on the audit; availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.

                                     Sincerely,

                                     Nuance Communications, Inc.

                                     /s/ William Dewes

                                     William Dewes
                                     Vice President and Chief Financial Officer